Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

The Descartes Systems Group Inc.

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value	Rule 457(c) and Rule 457(h)	1,765,840 (1)	$91.75	$162,015,820	$147.60 per $1,000,000	$23,913.54
Total Offering Amounts							$23,913.54
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$23,913.54

1.
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares that may become issuable under The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan, by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares, no par value (the “Common Shares”).

2.
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average high and low prices for the Common Shares on the Nasdaq Stock Market on June 7, 2024.